Exhibit (d)(26)(vi)

AMENDMENT NO. 6

TO SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

Dated July 21, 2023

by and between

EA Series Trust and

Empowered Funds, LLC

	Fee	Effective
Strive U.S. Energy ETF	0.41%	July 26, 2022
Strive U.S. Semiconductor ETF	0.40%	July 26, 2022
Strive U.S. Technology ETF	0.39%	July 26, 2022
Strive Emerging Ex-China ETF	0.32%	January 9, 2023
Strive 500 ETF	0.0545%	September 7, 2022
Strive 1000 Dividend Growth ETF	0.35%	November 7, 2022
Strive 1000 Growth ETF	0.18%	November 7, 2022
Strive 1000 Value ETF	0.18%	November 7, 2022
Strive Small-Cap ETF	0.18%	November 7, 2022
Strive Developed Markets ETF	0.33%	March 13, 2023
Strive FAANG 2.0 ETF	0.49%	July 21, 2023
Strive Total Return Bond ETF	0.49%	July 21, 2023
Strive Enhanced Income Short Maturity ETF	0.25%	July 21, 2023

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 6 by their respective duly authorized officers as of July 21, 2023.

EA SERIES TRUST
On behalf of its series funds listed on Schedule A

Attest:	/s/ Patrick Cleary	By:	/s/ Michael Pagano, Ph.D.
		Name:	Michael Pagano, Ph.D.
		Title:	Trustee

EMPOWERED FUNDS, LLC

Attest:	/s/ Patrick Cleary	By:	/s/ Wesley R. Gray
		Name:	Wesley R. Gray
		Title:	Manager